VARIABLE ANNUITY FUND/SERV AGREEMENT

This Agreement is entered as of June 10, 2013 between The Guardian Insurance & Annuity Company, Inc., a Delaware life insurance company (‘“Firm”) located at 7 Hanover Square, H-230, New York, NY 10004 and DWS Investments Service Company (“DISC”), the transfer agent or sub-transfer agent of each investment company managed by Deutsche Investment Management Americas Inc. (“DIMA”), located at 222 South Riverside Plaza, Chicago, IL 60606-5808.

WHEREAS, Firm and DISC’s affiliate, DWS Investments Distributors, Inc. (the “Underwriter”), have each entered into a membership agreement with the National Securities Clearing Corporation (the “NSCC”) which has developed a system through which mutual fund shares can be purchased, redeemed or exchanged (‘“Fund/SERV”); and

WHEREAS, pursuant to the relationship with NSCC, DISC serves as the agent for redemption purposes for each DIMA managed investment company that is registered for trading with the NSCC (each, a “Fund”); and

WHEREAS, Firm, on behalf of owners of variable life insurance contracts and variable annuity contracts issued by the Firm (“variable contracts”) (owners of variable contracts, collectively, the ‘‘Clients”), would like to utilize Fund/SERV to transmit orders for shares of the Funds (the “Shares”); and

WHEREAS, Client orders and other information will be placed through Fund/SERV and will be sent directly to the Fund’s mainframe recordkeeping system; and

WHEREAS, Firm, DWS Variable Series II (the “Fund), Underwriter and DIMA have entered into a participation agreement (the ‘‘Participation Agreement”), dated as of June 10, 2013, pursuant to which Underwriter sells certain Fund Shares to certain of the Firm’s separate accounts to serve as investment options for variable contracts; and

WHEREAS, the Participation Agreement sets forth the general terms and conditions by which the Firm will purchase and redeem Fund Shares, and this Agreement sets forth additional terms and conditions of purchase and redemption of such Fund Shares through the Underwriter and DISC.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

Article l    Account Registration

Section 1.1 Firm shall maintain a record of the Clients’ name, account registration, address, taxpayer l.D. and the number of Shares held by Clients.

Section 1.2 Each Client account shall be registered as an omnibus house account in the name of Firm. Firm agrees to promptly provide complete registration instructions on all new accounts established through Fund/SERV. DISC reserves the right to reject the form of any pending registration.

Section 1.3 Firm shall be responsible for providing DISC with updates to account registrations including, but not limited to, maintenance information, addresses and tax identification numbers.

Section 1.4 Firm represents that the instructions maintained by Firm relating to registrations (including, without limitation, the Client’s tax identification number, any tax withholding information and any information required from time to time by the Financial Industry Regulatory Authority, Inc. (“FINRA”)), and the selection of options and privileges are in accordance with the Client’s instructions.

Article 2    Client Accounts

To the extent consistent with the Participation Agreement:

Section 2.1 Firm agrees to provide to each Client a current prospectus of the Funds and any supplements thereto at or before the purchase of Shares. As used herein, the term “prospectus’’ shall include a summary prospectus, if applicable. Upon request of a Client, Firm shall deliver to such Client the statements of additional information (“SAIs”) of any Funds and any supplements thereto. Firm will not furnish to any Client any information relating to the Funds that is inconsistent in any respect with, or misleading in light of, the information contained in the prospectus or SAi relating to the Funds (each as amended or supplemented) or omits to state information the omission of which is misleading.

Section 2.2 Firm assumes full responsibility for (i) monitoring Client accounts, which includes verifying new account information and documentation, (ii) the timely delivery to the Client of updated prospectuses of the Funds, confirmations complying with Rule 10b-10 under the Securities Exchange Act of 1934, as amended, for the purchase and redemption of Shares, as well as all other documentation sent by the Funds, DISC or the Underwriter to the registered owners, including, without limitation, supplements to prospectuses, semi-annual and annual reports to shareholders, proxy materials, and dividend, distribution and tax notices (collectively, “Fund Documentation”); and (iii) in connection with meetings of shareholders, Firm shall prepare shareholder lists; cooperate with Fund in the solicitation process; mail, and certify as to the mailing of, proxy materials; process, and tabulate returned proxy cards, report on proxies voted prior to meetings, and certify Shares voted at meetings. Firm, at its discretion, may appoint a proxy vendor to perform one or more of the foregoing functions on its behalf. For the avoidance of doubt, it shall be understood that the use by the Firm of its proxy vendors, shall not relieve the Firm of its responsibilities or liabilities for its obligations under this Agreement. In the case of accounts registered in the name of the Client, DISC shall provide the Fund Documentation to Clients. Firm shall also review confirms daily and report discrepancies relating thereto to DISC promptly. The official records of the Client’s accounts shall be as determined by the Funds.

Section 2.3 DISC or the Underwriter shall provide Fim1 with all current Fund Documentation and any supplements thereto upon request.

Section 2.4 DISC and Firm shall each perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. DISC and Firm shall each maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the tem1s of this Agreement. DISC and Firm shall each conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV and Networking and (b) the then current prospectuses and statements of additional information of the Funds.

Article 3    Purchase, Redemption and Exchange Instructions

Section 3.1 Firm shall process all instructions authorized by Clients for the purchase. redemption or exchange of Shares (the —instructions”) in accordance with the procedures and limitations set forth in each Fund’s then current prospectus and SA! and Participation Agreement. The Firm will use its best efforts to place Fund/SERV purchases at the correct breakpoints, taking into consideration any applicable letter of intent or rights of accumulation with respect to their Clients. The Firm ackl1owledges that, absent such Firm efforts, DISC is unable to assure that any Fund/SERV purchase will be placed at other than the Fund’s maximum offering price.

Section 3.2 Fim1 shall be solely responsible for the accuracy of each Fund/SERV instruction and the issuance of any Fund/SERV instruction will constitute Firm’s representation and warranty to DISC and the Fund that the instruction is accurate, complete and issued as duly authorized by the Client whose Fund shares are the subject of the instructions. All orders for the purchase of Shares are subject to acceptance or rejection by DISC, Underwriter or the Funds, as applicable, in their sole discretion. Firm shall receive confirmation of purchases, redemptions and exchanges, and notice of any rejections, from DISC, Underwriter or the Funds, as applicable, via Fund/SERV. Exchanges are limited to exchanges among identically registered accounts in the Funds.

Section 3.3 Instructions shall be deemed to have been received (and price protected) as of the day on which the Instructions were placed by the Firm with DISC (“Trade Date”), if such Instructions are received by Firn1 from Client prior to 4:00 p.m. Eastern Standard Time (“EST”) on a business day on which the New York Stock Exchange is open (“Close of Trading”) and transmitted to NSCC no later than 12:00 a.m. (midnight) EST on such Trade Date (“Cut-olf’) (or 6:00 a.m. EST on the next business day the New York Stock Exchange is open after Trade Date (“T+ I”) for defined contribution Instructions). Firm warrants that all instructions Finn transmits to the Funds for processing as of a particular Trade Date will relate only to instructions received by Firm prior to the Close of Trading on that Trade Date. Subject to the terms and conditions of this Agreement, DISC hereby appoints Finn as agent of the Funds for the sole purpose of receiving requests for the purchase. redemption or exchange of Shares and communicating to DISC after the Close of Trading such requests. Firm shall transmit the settlement of all purchase orders to NSCC on T+ l or T+3 as defined by trade settlement instructions. If Firm fails to so transmit the settlement, then the Fund or DISC shall have the right to cancel the order or redeem the shares purchased pursuant to that order and Firm shall be liable for any loss incurred by the Fund or its shareholders as a result of the non-payment of the purchase price and the redemption of the shares. DISC, on behalf of the Fund, shall have the right in such case to claim the amount of such loss from the Firn1 which the Finn hereby agrees to promptly pay.

Sectioin 3.4 In the event that any orders placed by Firm are processed by DISC on an as-of basis (“As Of Trade”) as an accommodation to Finn (including cancellations or corrections of previously placed Instructions), Finn shall promptly pay each Fund for any loss incurred to the Fund as a result of the As of Trade. DISC shall have complete and sole discretion as to whether or not to accept an As Of Trade. If an As Of Trade is allowed by DISC to be processed as of a particular Trade Date, Firm warrants that the trade relates only to Instructions received by Finn by the Close of Trading on Trade Date. DISC has the right to process any As of Trade outside of Fund/SERV.

Section 3.5 In the event of overpayment to Firm upon redemption where such overpayment is caused by DISC’s error, Firm agrees to use its best efforts to collect such overpayment. If, after such efforts, Firm is not able to recover all of such overpayment, Finn will cooperate with the attempts of DISC or the relevant Fund to recover any portion of the overpayment. Alternatively, if the overpayment proceeds are still in the custody of the Finn or the client’s account with the Firm, DISC, at its option, shall be entitled to reclaim such overpayment. Overpayments caused by Firm’s error shall be the sole responsibility and liability of Firm and DISC may debit Firm’s account to cover such overpayment.

Section 3.6 DISC or its affiliate shall have full authority to take such action as it may deem advisable in respect of all matters pertaining to the continuous offering of Shares of the Funds. DISC and its affiliates reserve the right in its discretion and without notice to Finn to suspend sales or withdraw the offering of Shares of any Fund. DISC shall notify Firm immediately if any registration or qualification of shares of a Fund for sale in any state or other jurisdiction within the United States is terminated or if such Fund wishes to prevent Firm from placing or continuing to place purchase orders on behalf of its customers who reside in a particular state or other jurisdiction. DISC may enter into other similar agreements to this Agreement with any other person or persons without Firm’s consent. All other transactions are subject to the terms of the Fund’s current prospectus.

Section 3.7 Firm will be informed by DISC as to the states and jurisdictions in which Shares of the Funds have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states and jurisdictions, but neither DISC nor its affiliates assume any responsibility or obligation as to the right to sell such Shares in any state or jurisdiction. Firm agrees that it will offer or sell Shares of the Funds only under circumstances that will result in compliance with applicable federal and state securities laws and that, in connection with sales and offers to sell such Shares, Firm will furnish to each person to whom any such sale or offer is made, at or prior to the time of the offering or sale, a copy of the relevant prospectus and, if requested, the related SA! (each as then amended or supplemented) and will not furnish to any person any information that is inconsistent in any respect with, or misleading in light of, the information contained in the prospectus or SAI relating to the Funds (each as amended or supplemented) or omits to state information the omission of which is misleading.

Section 3.8 Except as provided in Article 16 and for the limited purpose in Section 3.3, nothing in this Agreement shall be deemed or construed to make Firm an employee, agent, representative or partner of the Funds or of DISC or any of their affiliates, and neither Firm nor any affiliate thereof is authorized to act for DISC, the Funds or any of their affiliates or to make any representations on behalf of any of them. Without limiting the forgoing sentence, the Agreement does not constitute Firm an agent of DISC, the Funds or any of their affiliates for purposes of selling, redeeming or exchanging Shares of any Fund and to the extent Firm is involved in the purchase, redemption or exchange of Shares of any Fund, such involvement will be as agent of its Client.

Article 4    Representations and Warranties of DISC

DISC represents and warrants to Firm that:

(a) It is a corporation duly organized, existing and m good standing under the laws of the State of Delaware.

(b) It is a transfer agent registered under the Securities Exchange Act of 1934.

(c) The Underwriter has entered into a membership agreement with the NSCC, and has met all the requirements to participate in Fund/SERV.

(d) It is authorized to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements of or on behalf of the Funds.

Article 5    Representations, Warranties and Covenants of Firm

Firm represents, warrants and covenants to DISC that:

(a) It is a life insurance company duly organized, existing m good standing under the laws of the State of Delaware.

(b) It has entered into a membership agreement with the NSCC, and has met all the requirements to participate in Fund/SERV.

(c) It has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with any governmg documents or agreements of Firm.

(d) It has all requisite licenses and authority to carry on its business in all jurisdictions in which it conducts business.

(e) It has necessary and adequate facilities, computer software and hardware, equipment and qualified personnel to perform its duties and obligations hereunder in accordance with the terms of this Agreement, in a businesslike and competent manner, in conformance with all laws, rules and regulations and the Funds’ prospectuses and SA!s, and the highest industry standards.

(f) It will not hold itself out to the public or engage in any activity as an agent or distributor for the Funds, DISC or any of their affiliates.

(g) In case of any requests or demands for the inspection of Client records of a Fund by any governmental agency or otherwise pertaining to any aspect of the duties covered by this Agreement, it will promptly notify DISC in writing as to such inspection prior to turning over such records.

(h) It has full authority to act on behalf of Clients in the manner contemplated by this Agreement, and each time Finn so acts it shall be deemed to have restated such warranty, representation and covenant. Finn shall promptly notify DISC in writing in the event that it ceases to have such authority.

(i) Firm will furnish DISC with such information as it may reasonably request, and will otherwise cooperate with DISC and its designees (including, without limitation, any auditors designated by DISC) in connection with the preparation of reports to the governing Boards of the Funds concerning this Agreement, as well as any other reports or filings that may be required by law. Firm will further maintain all records required by law.

(j) Firm represents and warrants that it has and during the term of this Agreement will maintain sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its indemnification obligations arising under this Agreement.

Article 6    Indemnification

Section 6.1 Firm agrees to indemnify and hold harmless DISC, the Funds and each of their respective affiliates, directors, trustees, agents, officers and employees (collectively, “DISC Indemnitees”) against any losses, lawsuits, claims, damages, expenses or liabilities, including legal fees (collectively, ‘“Loss”) to which an DISC Indemnitee may become subject insofar as such Loss arises out of: (i) Firm’s failure to comply with the tem1s of this Agreement: (ii) Firm’s breach of any warranty, representation or covenant under this Agreement; (iii) Firm’s lack of good faith in performing its obligations hereunder; (iv) the willful misconduct, reckless disregard or negligent acts or omissions of Firm or its employees, agents or contractors in connection herewith (including any actions taken or omitted as a result of the malfunction of Firm’s equipment or systems); and (v) DISC’s acting upon Fund/SERV instructions given to it by Finn on behalf of a Client. Firm will reimburse the DISC Indemnitees for any legal or other expenses incurred by them in connection with investigating or defending such Loss. Firm’s obligation to indemnify shall not apply to any Loss occasioned by any willful misconduct, reckless disregard or negligent act or omission of DISC in effecting any Fund/SERV instruction properly issued by Firm in accordance with this Agreement, provided Firm has acted without negligence, willful misconduct. bad faith or reckless disregard of its duties. Without limiting the generality of the foregoing, Firm shall indemnify and hold harmless the DISC Indemnitees for any Loss, including fines or penalties, incurred as a result of Firm’s cancellation or correction of any trade or failure to settle a trade, or from an As Of Trade, placed through Fund/SERV, or failure to comply with Fund/SERV policies and procedures. The obligations of Firm pursuant to this Section 6.1 are in addition to, and not in lieu of, all other obligations Firm has under this Agreement.

Section 6.2 DISC agrees to indemnity and hold harmless Fim1 and its respective affiliates, directors, trustees, officers and employees (collectively, “Firm Indemnitees”) against any Loss to which a Firm Indemnitee may become subject insofar as such Loss arises out of: (i) D!SC’s failure to comply with the terms of this Agreement; (ii) DISC’s breach of any warranty, representation or covenant under this Agreement; (iii) D!SC’s lack of good faith in performing its obligations hereunder; and

(iv) DISC’s willful misconduct, reckless disregard or negligence or that of its employees, or agents in connection herewith. DISC will reimburse the Firm lndemnitees for any legal or other expenses incurred by them in connection with investigating or defending such Loss; provided, however, that DISC will not be liable for indemnification hereunder of any Firm lndemnitee to the extent that any Loss results from the bad faith, negligence, reckless disregard or willful misconduct of such Firm Indemnitee.

Section 6.3 In order that the indemnification prov1s10ns contained herein shall apply, upon the assertion of a Loss for which a party may be required to indemnify another party, the party seeking indemnification shall promptly notify the other party of such assertion of Loss, and shall keep the other party advised with respect to all developments concerning such Loss. The party who may be required to indemnify shall have the option to participate at its expense with the party seeking indemnification in the defense of such Loss. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

Article 7    Bonding

Firm shall maintain insurance in an amount necessary to satisfy its obligations under this Agreement, and in no event, less than the amount required by the Participation Agreement.

Article 8    Confidentiality

DISC and Firm both agree on behalf of ourselves, our affiliates and employees that the terms of this Agreement, information exchanged hereunder, information about our respective customers or potential customers and books, records, information and data pertaining to the business of the other or that are exchanged or received pursuant to the negotiation or the carrying out of this Agreement are confidential and shall remain confidential, and shall not be disclosed, sold or used in any way by either party without the prior written consent of the other party. Notwithstanding the foregoing, such confidential information may be disclosed to others on a “‘need to know basis” to carry out the terms of this Agreement or as authorized by applicable privacy rules and regulations. In such instances where disclosure is necessary to carry out the terms of this Agreement, we agree to enter into confidentiality agreements with such third parties similar to our agreement herein. The obligations regarding confidentiality hereunder shall not apply to any information which is (i) otherwise publicly available, (ii) already possessed by the entity to whom the information was disclosed prior to disclosure hereunder (iii) independently developed by the entity, or (iv) disclosed pursuant to law, rule, regulation, or by order of a court of competent jurisdiction, regulatory agency or by administrative agency.

Article 9    Anti-Money Laundering

Firm represents and warrants to DISC that:

(a) Finn has in place an anti-money laundering program (“AML program”) that does now and will continue to comply with applicable laws and regulations, including the relevant provisions of the USA PATRIOT Act (Pub. L. No. 107-56 (2001)) and the regulations issued thereunder by the U.S. Treasury Department and the rules of FINRA, as applicable.

(b) Finn has, after undertaking reasonable inquiry, no information or knowledge that (i) any customers that Firm introduces to the Funds on whose behalf Firm purchases Fund Shares, or (ii) any person or entity controlling, controlled by or under common control with such customers is an individual or entity or in a country or territory that is on an Office of Foreign Assets Control (“OFAC”) list or similar list of sanctioned or prohibited persons maintained by a U.S. governmental or regulatory body.

Firm further agrees to promptly notify DISC should Firm become aware of any change in the above representations and warranties. In addition, DISC on its o,vn behalf and on behalf of the Funds hereby provides notice to Firm that DISC and the Funds reserve the right to make inquiries of and request additional information from Firm regarding Finn’s M1L program.

Article 10    Short-Term Trading

From time to time, the Funds or DISC may implement policies, procedures or charges in an effort to avoid the potential adverse effects on the Funds of short-term trading by market timers. Fim1 agrees to cooperate in good faith with DISC in the implementation of any such policies, procedures and/or charges and agrees that Firm will comply with any restrictions and limitations on exchanges described in each Fund’s Prospectus, including any restrictions or prohibitions relating to frequent purchases and redemptions (i.e., market timing). In this regard, Firm agrees that DISC may reject or cancel any purchase or exchange order, particularly when there appears to be a pattern of market timing or other frequent purchases and sales.

Firm, DISC, Underwriter, and certain of the Funds have agreed to more extensive short-term trading terms in the Participation Agreement and pursuant to Rule 22c-2 under the Investment Company Act of 1940, as amended.

Article 11    Representations Concerning DISC and the Funds

Section 11.l Firm and its affiliates, representatives, designees and agents will not make representations concerning DISC or the Funds and their affiliates, or the Shares, except those contained in the then current prospectus and SAI of the Funds, in current sales literature furnished by DISC, its affiliates or the Funds to Firm and in any current sales literature created by Firm and submitted to and approved in writing by DISC or its affiliate. Firm shall reflect all comments regarding the Funds made by DISC or the

Underwriter. Finn is solely responsible for the filing with the FINRA, and any other regulatory body having jurisdiction, any materials prepared by it or its agents pertaining to the Funds or DISC or their affiliates. DISC shall receive a copy of the finalized version of all such advertising and sales literature, inclusive of FINRA comments, from Finn upon availability.

Section 11.2 Except for the use of each of the Fund’s most current prospectus and SAI, Finn shall not use, nor shall it allow its employees or agents to use, the name or logo of DISC, any of the Funds, any of their affiliates or any products or services sponsored, managed, advised, administered or distributed by DISC or the Funds, or any of their affiliates, for advertising, trade or other commercial or noncommercial purposes without the express prior written consent of DISC or the Funds.

Article 12    Assignment

Section 12.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the prior written consent of the other party.

Section 12.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and permitted assigns.

Article 13    Term and Termination of Agreement

Section 13.l This Agreement shall become effective on the date first set forth above and shall continue in effect until terminated as set forth below.

Section 13.2 This Agreement may be terminated by either party hereto at any time upon at least thirty (30) days’ written notice. Articles 5(g), 6 and 8 shall continue in full force and effect after termination of this Agreement

Article 14    Entire Agreement

The Participation Agreement and this Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof: and supersede all prior agreements, arrangements and understandings, written or oral, among the parties. To the extent that the Participation Agreement conflicts with this Agreement, the Participation Agreement will control.

Article 15    Amendments; Waivers

This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants here of may be waived, only by a written instrument executed by all of the parties affected thereby. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.

Article 16    Notices

All notices required or permitted under this Agreement shall be in writing and shall be sent by personal delivery or registered, certified mail, or overnight mail, or by telecopier confirn1ed in writing within three (3) business days as follows:

(a)	If to DISC:

DWS Investments Service Company

222 South Riverside Plaza

Chicago, IL 60606-5808

Attention: Barbara Wizer

(b)

with a copy to:

Deutsche Asset & Wealth Management

60 Wall Street, 23,d Floor

New York, NY I 0005

Attention: Legal Department-Retail Division

If to Firm:

The Guardian Insurance & Annuity Company, Inc.

7 Hanover Square, H-23G

New York, NY I 0004

Such addresses may be changed from time to time by any party by providing written notice in the manner set forth above. All notices shall be effective upon delivery or when deposited in the mail addressed as set forth above.

Article 17    Governing Law

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of New York, without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

Article 18    Legal Relationship of Parties

The parties hereto agree that they are independent contractors and not partners or co-venturers or employees of each other, except that DISC appoints Firm, and Fim1 accepts appointment, as the agent of the Funds for the limited purpose of receiving orders solely under the conditions set forth in Section 3.3.

Article 19    Captions

The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Article 20    Severability

If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

Article 21    Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized representative of the parties hereto.

DWS INVESTMENTS SERVICE COMPANY

By:

Name:

Title:

By:

Name:

Title:

THE GUARDIAN ISURANCE & ANNUITY COMPANY, INC.

By:

Name:

Title:

AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3 and 498A

The Guardian Insurance & Annuity Company Inc. (the “Company”), Deutsche DWS Variable Series ll (formerly DWS Variable Series II)(the “Fund”), a Massachusetts business trust created under a Declaration of Trust, as amended, DWS Distributors, Inc. (formerly DWS Investment Distributors, lnc.)(the “Underwriter”), a Delaware corporation, and DWS Investment Management Americas, Inc. (formerly Deutsche Investment Management Americas Inc.), a Delaware corporation (the “Adviser”), entered into a certain participation agreement dated June 10, 2013 (the “Participation Agreement”), as may be amended. This Amendment (the “Amendment”) to the Participation Agreement is entered into as of February l, 2021, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund, Underwriter and the Adviser (collectively, the “Parties”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act’’);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements. terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain fund materials required by Rule 30e-3; and

WHEREAS, Section S(b )(2) of the Securities Act of 1933, as amended (the’· 1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A ‘’) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires inter alia that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts and the Company intends to host said website; and

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WHEREAS the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Fund prepares and provides the Fund Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE. in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

(a). Fund Documents. The Fund and Underwriter are responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b). Deadline for Providing, and Currentness of, Fund Documents.

(i). The Fund and the Underwriter shall provide or make available the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts.

(ii). The Fund and the Underwriter shall provide or make available the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting) but no later than 7 business days before the date each time that the Shareholder Reports and Portfolio Holdings are required to be posted by Rule 30e-3.

(c). Format of Fund Documents. The Fund and the Underwriter shall provide or make available the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i) are both human-readable and capable of being printed on paper in human- readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

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(ii) permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii) permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d). Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund and Underwriter fulfill their obligations under this Amendment.

(e). Use of Summary Prospectuses.

(i). The Company shall ensure that an Initial Summary Prospectus is in use for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii). The Fund and Underwriter shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

(iii). Notwithstanding the above, the Company is not required to file an Initial Summary Prospectus, Update Summary Prospectus or Notice Document and has up to May 1, 2022 to be in full compliance with Rule 498A.

(f). Notice Fee (Expense Allocation).

The Fund shall bear the proportional cost of preparing and mailing notices as required by paragraph (c) of Rule 30e-3 of the availability of certain Fund Documents to Contract Owners. The Fund’s proportional cost is equal to the quotient of (a) divided by (b) multiplied by (c) where (a) is the total printing and mailing expenses incurred by Company for all funds offered in its Accounts, (b) is the total number of funds available across the Company’s Accounts and (c) is the number of funds available across the Company’s Accounts that are part of the Fund’s family. The Company shall provide the Fw1d an invoice for the Notice Fee after the release of the Annual and Semi-Annual Reports. The Fund and/or the Underwriter shall pay the Notice Fee to the Company within 30 days after receipt of the invoice. From time to time, the Parties shall review the Notice Fee to determine whether it reasonably approximates the Company’s incurred and anticipated costs of preparing and mailing notices of the availability of the Fund’s Reports to Contract Owners. The Parties agree to negotiate in good faith any change to the Notice Fee proposed by a Party in good faith.

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2.	Provision of Fund Documents for Paper Delivery. The Fund shall:

(a). At its expense in accordance with Schedule C as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(I) and(j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly, but in no event more than 7 business days after the request from the Company is received by either the Fund or the Underwriter.

(b). Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including ··camera ready’. copies of the current Fund Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution the reasonable costs of providing the electronic documentation and of such printing to be borne by the parties in accordance with Schedule C.

(c). The Fund shall reimburse the Company for the costs of mailing the Fund Documents to Contract Owners in accordance with Schedule C. This reimbursement is in addition to, and not part of or in lieu of, the Notice Fee specified above.

3.

Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Fund shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), but in no event later than 75 calendar days after the close of each Portfolio’s fiscal year:

(a). the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6) ; and

(b). the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, and (ii) Instruction 4 to Item 17 of Form N-4,and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and

(c). the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

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4.	Construction of this Amendment; Participation Agreement.

(a). This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b). To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

5.	Termination. This Amendment shall terminate upon the earlier of:

(a).	termination of the Participation Agreement; or

(b).	60 days written notice from any Party to the other Parties.

6.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Guardian Insurance & Annuity Company, Inc.

/s/ N. Ethirveerasingam
Name: N. Ethirveerasingam
Title: 2nd Vice President
Date: 2-4-2021

DWS Variable Series II

By:	/s/ John Millette

Name:	John Millette
Title:	Vice President
Date:	2/4/2021

DWS Distributors, Inc.

By:	/s/ JJ Wilczewski

Name:	JJ Wilczewski
Title:	President & CEO
Date:	2/4/2021

By:	/s/ Michael Hughes

Name:	Michael Hughes
Title:	Vice President
Date:	2/4/2021

Deutsche Investment Management Americas Inc.

By:	/s/ Freddi Klassen

Name:	Freddi Klassen
Title:	Director
Date:	2/4/2021

By:	/s/ Sandy Sculac

Name:	Sandy Sculac
Title:	COO
Date:	2/4/21

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